Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$1,000,000	$30.70

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $30.70 is offset against the registration fee due for this offering and of which $1,555,748.82 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 466 dated October 23, 2007

to Prospectus Supplement dated May 30, 2006

and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.

Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	52517P7J4

ISIN:	US52517P7J4

Specified Currency:	Principal:	U.S. Dollars
	Interest:	U.S. Dollars

Principal Amount:	$1,000,000

	Total	Per Note
Issue Price(1):	$1,000,000	100.00%
Agent’s Commission(2):	$10,000	1.00%
Proceeds to Lehman Brothers Holdings Inc.:	$990,000	99.00%

(1)                      The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit the such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)                      Lehman Brothers Inc. will receive commissions equal to $10.00 per $1,000 principal amount, or 1.00%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

On the Issue Date, we may, without the consent of the holders of the Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers

Agent’s Capacity:	☒ As principal	☐ As agent

☒	The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

☐	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

Trade Date:	October 23, 2007

Settlement Date:	November 15, 2007

Stated Maturity Date:	November 15, 2010, subject to an Early Redemption Event; provided that if such day is not a Business Day, then such day will be the following Business Day.

Redemption Price at Maturity:	If an Early Redemption Event has not occurred, the notes will be redeemed on the Maturity Date at an amount equal to the principal amount of each note multiplied by 100.0%.

Early Redemption Amount:	A single U.S. dollar amount equal to the principal amount of each note plus the Additional Amount applicable to such Semi-Annual Observation Date.

Semi-Annual Observation Dates:	5 Business Days prior to each applicable Early Redemption Date

Date From Which Interest Accrues:	☒ Issue Date
☐ Other:

☐ Fixed Rate Note

Interest Rate per Annum:

☒	Floating Rate Note	☐	CD Rate
		☐	Commercial Paper Rate
		☐	Federal Funds (Effective) Rate
		☐	Federal Funds (Open) Rate
		☐	LIBOR Telerate
		☐	LIBOR Reuters
		☐	EURIBOR
		☐	Treasury Rate:	Constant Maturity	☐ Yes ☐ No
		☐	Prime Rate
		☐	Eleventh District Cost of Funds Rate
		☐	CMS Rate
		☒	Other: See “Additional Amount” below

Additional Amount:		A single U.S. dollar amount equal to the principal amount of each note times:

Additional Amount
If the Early Redemption Event occurs on the first Semi-Annual Observation Date	5%
If the Early Redemption Event occurs on the second Semi-Annual Observation Date	10%
If the Early Redemption Event occurs on the third Semi-Annual Observation Date	15%
If the Early Redemption Event occurs on the fourth Semi-Annual Observation Date	20%
If the Early Redemption Event occurs on the fifth Semi-Annual Observation Date	25%
If the Early Redemption Event occurs on the sixth Semi-Annual Observation Date	30%

Maximum Rate:	100%

Minimum Rate:	0%

Early Redemption Event:

If on any Semi-Annual Observation Date, the difference of the 10yr CMS Rate minus the 2yr CMS Rate is greater than or equal to 1.00% an “Early Redemption Event” will be deemed to have occurred and the notes will be redeemed and terminated on the Early Redemption Date following such Semi-Annual Observation Date for the applicable Early Redemption Amount.

Early Redemption Dates:	Semi-annually on the 15th of May and November, commencing May 15, 2008.

10yr CMS Rate

For any Semi-Annual Observation Date, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Semi-Annual Observation Date.

2yr CMS Rate

For any Semi-Annual Observation Date, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Semi-Annual Observation Date.

If the 10yr CMS Rate and/or the 2yr CMS Rate does not appear on Reuters Screen ISDAFIX1 on any Semi-Annual Observation Date, the 10yr CMS Rate and/or the 2yr CMS Rate shall be determined on such Semi-Annual Observation Date as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the Series I MTN prospectus supplement.

Adjusted:	☐ Yes	☒ No

Calculation Agent:	Lehman Brothers Special Financing Inc.

Business Days:	New York

Business Day Convention:	Modified following, unadjusted

Authorized Denominations:	$1,000/$1,000

Form of Note:	☒ Book-entry only (global)	☐ Certificated

RISK FACTORS

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” in the Prospectus Supplement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the Notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the Series I MTN Prospectus Supplement.

HISTORICAL LEVELS OF 6-MONTH LIBOR

The following shows the 10yr CMS Rate and the 2yr CMS Rate in effect on the date hereof and on the Semi-Annual Observation Dates listed below. The historical experience of the 10yr CMS

Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 10yr CMS Rate and 2yr CMS Rate during the term of the notes. Fluctuations in the level of the 10yr CMS Rate and 2yr CMS Rate make it difficult to predict whether the difference of the 10yr CMS Rate minus the 2yr CMS Rate will be greater than or equal to 1.00% on any Semi-Annual Observation Date and accordingly whether an Early Redemption Event will occur or any Additional Amount will be payable on any Early Redemption Date. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Semi-Annual Observation Dates	10yr CMS Rate (in %)	2yr CMS Rate (in %)	10yr CMS Rate – 2yr CMS Rate (in %)
10/23/07	5.027	4.494	0.533
5/8/2007	5.172	5.086	0.086
11/8/2006	5.16	5.125	0.035
5/8/2006	5.634	5.422	0.212
11/7/2005	5.186	4.915	0.271
5/9/2005	4.718	4.121	0.597
11/5/2004	4.624	3.162	1.462
5/10/2004	5.327	2.978	2.349
11/7/2003	4.88	2.383	2.497
5/8/2003	4.001	1.623	2.378
11/7/2002	4.335	2.152	2.183
5/8/2002	5.772	3.716	2.056
11/7/2001	4.797	2.715	2.082
5/8/2001	6.006	4.637	1.369
11/7/2000	6.963	6.673	0.29
5/8/2000	7.851	7.609	0.242
11/5/1999	6.744	6.225	0.519
5/10/1999	6.177	5.564	0.613
11/6/1998	5.653	5.109	0.544
5/8/1998	6.188	5.967	0.221
11/7/1997	6.394	6.073	0.321
5/8/1997	7.076	6.554	0.522
11/7/1996	6.575	5.899	0.676
5/8/1996	7.21	6.33	0.88
11/8/1995	6.303	5.662	0.641
5/8/1995	7.033	6.36	0.673
11/7/1994	8.413	7.383	1.03
5/9/1994	7.88	6.531	1.349
11/5/1993	6.039	4.27	1.769
5/10/1993	6.2	3.946	2.254
11/6/1992	7.363	4.852	2.511
5/8/1992	7.743	5.441	2.302

11/7/1991	7.99	5.9	2.09
5/8/1991	8.71	7.38	1.33
11/7/1990	9.27	8.27	1.00
5/8/1990	9.68	9.24	0.44
11/8/1989	8.79	8.39	0.4
5/8/1989	9.81	9.85	–0.04
11/7/1988	9.66	9.12	0.54
5/9/1988	9.91	8.69	1.22
11/6/1987	9.88	8.53	1.35

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at a discount not to exceed 1.00%. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.